Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Champion Home Builders, Inc.	Delaware
CHB Holdings B.V.	Netherlands
Homepride Holdings, LLC	Delaware
Champion Retail Housing, Inc.	Delaware
Star Fleet Trucking, Inc.	Delaware
Titan Factory Direct Homes, Inc.	Delaware
Champion Canada International ULC	Alberta, Canada
Champion Modular, Inc.	Delaware
Champion Modular Homes, Inc.	Delaware
ScotBilt IP Holdings, LLC	Georgia
ScotBilt Homes, LLC	Georgia
Workforce Solutions of Georgia, LLC	Georgia
ScotBilt Homes of North Georgia, LLC	Georgia
TFDH Insurance Agency, Inc.	Delaware
Star FT, LLC	Delaware